Exhibit 99.2
Oracle and Walmart Announce Tentative U.S. Government Approval
REDWOOD SHORES, Calif. and BENTONVILLE, Ark., Sept. 19, 2020 - The President has announced that ByteDance has received tentative approval for an agreement with the U.S. Government to resolve the outstanding issues, which will now include Oracle and Walmart together investing to acquire 20% of the newly formed TikTok Global business.
As a part of the deal, TikTok is creating a new company called TikTok Global that will be responsible for providing all TikTok services to users in United States and most of the users in the rest of the world. Today, the administration has conditionally approved a landmark deal where Oracle becomes TikTok's secure cloud provider.
TikTok Global will be majority owned by American investors, including Oracle and Walmart. TikTok Global will be an independent American company, headquartered in the U.S., with four Americans out of the five member Board of Directors.
All the TikTok technology will be in possession of TikTok Global, and comply with U.S. laws and privacy regulations. Data privacy for 100 million American TikTok users will be quickly established by moving all American data to Oracle's Generation 2 Cloud data centers, the most secure cloud data centers in the world.
Based on decades of experience securing the world's most sensitive data, Oracle's Generation 2 Cloud fully isolates running applications and responds to security threats autonomously. This unique technology eliminates the risk of foreign governments spying on American users or trying to influence them with disinformation.
In addition to its equity position, Walmart will bring its omnichannel retail capabilities including its Walmart.com assortment, eCommerce marketplace, fulfillment, payment and measurement-as-a-service advertising service.
TikTok Global will create more than 25,000 new jobs in the Unites States and TikTok Global will pay more than $5 billion in new tax dollars to the U.S. Treasury.
TikTok Global, together with Oracle, SIG, General Atlantic, Sequoia, Walmart and Coatue will create an educational initiative to develop and deliver an AI-driven online video curriculum to teach children from inner cities to the suburbs, a variety of courses from basic reading and math to science, history and computer engineering.
TikTok Global will have an Initial Public Offering (IPO) in less than 12 months and be listed on a U.S. Exchange. After the IPO, U.S. ownership of TikTok Global will increase and continue to grow over time.
With this agreement, TikTok Global will be able to continue to provide a hundred million Americans with access to the social network they love, and spark much needed competition in the market for social networks.

About Oracle
The Oracle Cloud offers a complete suite of integrated applications for Sales, Service, Marketing, Human Resources, Finance, Supply Chain and Manufacturing, plus Highly Automated and Secure Generation 2 Infrastructure featuring the Oracle Autonomous Database. For more information about Oracle (NYSE: ORCL), please visit us at www.oracle.com.
About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 265 million customers and members visit approximately 11,500 stores under 56 banners in 27 countries and eCommerce websites. With fiscal year 2020 revenue of $524 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart and on Twitter at twitter.com/walmart.
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Contact Info
Deborah Hellinger, Senior Vice President, Oracle Corporate Communications
(212) 508-7935
deborah.hellinger@oracle.com
Randy Hargrove, Senior Director, National Media Relations, Walmart
(800) 331-0085
randy.hargrove@wal-mart.com